XYBERNAUT
                                  [LETTERHEAD]

Investor Relations Conatact:                 Company Contact:
Alan Stone                                   John Moynahan
Alan Stone & Company                         Phone:  703-631-6925
Phone:  310-444-3940                         Fax:    703-631-3903
Fax:    310-444-3941                         Email:  investrel@xybernaut.com

FOR IMMEDIATE RELEASE

             XYBERNAUT COMPLETES $3 MILLION INSTITUTIONAL PLACEMENT



July 8, 1997, Fairfax, Virginia - Xybernaut Corporation (Nasdaq: XYBR), a leader in wearable computer solutions, today reported that it has selected from among several available financing alternatives and completed a $3 million private placement with institutional investors managed by Liberty View Capital Management, Inc. The placement was made pursuant to Regulation D of the Securities Act of 1933, as amended

Edward G. Newman, President and Chief Executive Officer of Xybernaut(R) stated, "In this financing, strong institutional investors agreed with our opinion that the current stock price does not adequately reflect Xybernaut's potential and I am pleased with this vote of confidence in our strategies and management team."

Richard Meckler, Managing Partner at Liberty View Capital Management, stated that while he does not ordinarily comment on investment decisions, "We are excited about the technology developed at Xybernaut and the opportuity to invest in them."

John F. Moynahan, Senior Vice President and Chief Financial Officer of Xybernaut, stated, "This preferred stock financing provides Xybernaut with the possibility of raising capital at a premium above the current stock price, at a time when we feel that the stock price does not adequateley reflect Xybernaut's financial potential and its leadership position in the market for wearable computer solutions. This strategic placement not only diversifies our investor base to include large institutional funds, but also provides us with several opportunities to redeem this issue in the future, when we believe our stock price will be more favorable.

Mr. Newman also noted, "When Xybernaut won the First Interactive Innovation Award at the Interface to Real and Virtual World conference in Montpelier, France, we attracted the attention of several European technology companies as well as potential customers, financing sources and strategic allies. Combined with our relationship with Siemens Nixdorf, Mercedes Benz and the Boeblingen Software Center, this financing further solidifies our position in Europe, consistent with our poliy of establishing strategic business positions in the Far East, the U.S., the Middle East and Europe."


                                     -MORE-

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Xybernaut  Corporation is a leader in providing  hardware,  software and service solutions to the wearable computing industry. The Company's patented wearable computer systems feature speech-activation and head-mounted displays that allow users hands-free access to information in the computer's internal storage, in local area networks, and on the Internet on an as-needed, where-needed basis. Xybernaut's software is designed to provide users with the right information needed for the task at hand using consistent navigation techniques and screen presentations. Xybernaut's customers include leading corporations and government agencies for many mobile knowledge delivery system applications, including maintenance and repair, inspection, inventory control, manufacturing and data collection.

For additional information, please contact the above individuals, or visit the Xybernaut web site at http://www.xybernaut.com. Mailed requests should be sent to Xybernaut Corporation, 12701 Fair Lakes Circle, Suite 550, Fairfax, Virginia, 22033, attention John Moynahan. For a complete listings of press releases, please visit the Xybernaut section of the PRNewswire web site at http://www.prnewswire.com, or for the automated faxing of press releases, call 800-758-5804, extension 114624.



                                       ###

When used in the preceding discussion, the words "believes, expects, possibility, or intends to" and similar conditional expressions are intended to identify forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by the act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, conditions in the general economy or the computer industry, the timely development and market acceptance of products and technologies, competitive factors and other risks described in Xybernaut Corporation's SEC reports and filings.